As filed with the Securities and Exchange Commission on January 29, 2019

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SANSAL WELLNESS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	5190	99-0375676
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1512 E. Broward Blvd., Suite 300

Fort Lauderdale, Florida 33301

(954) 722-1300

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

2017 Stock Incentive Plan

(Full title of the plan)

Alexander M. Salgado

Chief Executive Officer

1512 E. Broward Blvd., Suite 300

Fort Lauderdale, Florida 33301

(954) 722-1300

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Dale S. Bergman, Esq.

Gutiérrez Bergman Boulris, PLLC

901 Ponce De Leon Blvd., Suite 303

Coral Gables, Florida 33134

(305) 358-5100

non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer: ☐	Accelerated filer: ☐
Non-accelerated filer: ☐	Smaller reporting company: ☒
Emerging growth company: ☒

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock, par value $0.001 per share	16,725,726	$0.34	$5,686,747	$689.23

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of common stock to be offered or sold pursuant to the anti-dilution and share adjustment provisions contained in the employee benefit plan described herein.

(2)	The proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act.

EXPLANATORY NOTE

The purpose of this Registration Statement is to register an aggregate of 16,725,726 shares of common stock, par value $0.001 per share of Celsius Holdings, Inc. (the “Company”), which may be offered pursuant to the Company’s 2017 Stock Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8.  The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plan covered by the Registration Statement as required by Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Company with the Securities Exchange Commission (the “SEC”) are incorporated by reference in the Registration Statement (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

●	The Company’s Annual Report on Form 10-K for the year ended December 31, 2017;

●	The Company’s other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document listed in the first bullet above;

●	The description of the Company’s common stock contained in the Company’s Registration Statement on Form S-1 (File No. 333-338109); filed with the SEC on November 1, 2018, as subsequently amended; and

●	All other documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold.

Any statement contained in the Registration Statement or a document incorporated or deemed to be incorporated by reference in the Registration Statement will be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained in the Registration Statement or in any other subsequently filed document that is deemed to be incorporated by reference in the Registration Statement modifies or supersedes the statement.  Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Item 5. Interests of Named Experts and Counsel

The validity of the common stock being registered in the Registration Statement has been passed upon by Gutiérrez Bergman Boulris, PLLC, Coral Gables, Florida. Members of the law firm hold options to acquire 350,000 shares of our common stock granted under our 2017 Incentive Stock Plan.

Exhibit Number	Description

5.1	Opinion of Gutiérrez Bergman Boulris, PLLC*

10.1	2017 Stock Incentive Plan**

23.1	Consent of Paritz and Company, P.A.*

23.2	Consent of Gutiérrez Bergman Boulris, PLLC (included in Exhibit 5.1) *

24.1	Power of Attorney (contained in the signature page hereto) *

*Filed herewith.

** Filed as an exhibit to the registrant’s Current Report on Form 8-K dated November 13, 2017 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, SanSal Wellness Holdings, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Lauderdale, Florida on January 29, 2019.

SAN SAL WELLNESS HOLDINGS, INC.

By:	/s/ Craig Frank
Alexander M. Salgado, Chief Executive Officer
(Principal Executive, Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose name appears below hereby constitutes and appoints Alexander M. Salgado and Erduis Sanabria, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming to all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signatures	Title(s)	Date

/s/ Alexander M Salgado	Chief Executive Officer and Director
Alexander M. Salgado	(Principal Executive, Financial and Accounting Officer)	January 29, 2019

/s/ Erduis Sanabria	Executive Vice President and Director	January 29, 2019
Erduis Sanabria